December 31, 2009

Alfred R. Kahn

Chairman and Chief Executive Officer

4Kids Entertainment, Inc.

1414 Avenue of the Americas

New York, NY 10019

Re: Second Amended and Restated Employment Agreement

Dear Al:

I refer you to the Second Amended and Restated Employment Agreement ("Employment Agreement") dated as of December 15, 2006 between you and 4Kids Entertainment Licensing, Inc. (“Employer”).

For good and valuable consideration, the receipt of which is hereby acknowledged, you and Employer have agreed to amend your Employment Agreement as follows:

1. Paragraph 3 (a) of your Employment Agreement is hereby deleted in its entirety and is replaced by the following revised Paragraph 3 (a):

“(a)     Salary. As compensation for Employee's services during the Term, Employer shall pay Employee a salary (“Salary”) at the rate Nine Hundred Thousand Dollars ($900,000) per year. Notwithstanding the foregoing, commencing as of the beginning of calendar year 2010 and continuing through the end of the Term, Employer shall pay Employee a Salary at the rate of Seven Hundred Sixty Five Thousand Dollars ($765,000) per year. The Compensation Committee of the Board of Directors of 4Kids (“Compensation Committee”) shall have the right, but not the obligation, to provide Employee with Salary increases, from time to time, in the sole discretion of the Compensation Committee.”

Except as specifically amended herein, the Employment Agreement remains in full force and effect.

[Signatures to follow]

Please confirm your agreement to the foregoing Amendment to your Employment Agreement by signing and dating the enclosed copy of this letter and returning it to me.

Sincerely yours,
4Kids Entertainment Licensing, Inc.

By: /s/ Samuel R. Newborn

Agreed to and Accepted:

By: /s/ Alfred R. Kahn
Alfred R. Kahn

Date: December 31, 2009

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